Exhibit 99

PRESS RELEASE

For Release:	May 1, 2015
Nasdaq:	MFNC
Contact:	Ernie R. Krueger (906)341-7158
Website:	www.bankmbank.com

MACKINAC FINANCIAL CORPORATION

REPORTS STRONG FIRST QUARTER 2015 RESULTS FOLLOWING RECENT ACQUISITION

Manistique, Michigan — Mackinac Financial Corporation (Nasdaq: MFNC), (the “Corporation”) the bank holding company for mBank, today announced first quarter 2015 income of $1.371 million or $.22 per share compared to net income of $.660 million, or $.12 per share for the first quarter of 2014.  Total assets of the Corporation at March 31, 2015 totaled $728.844 million compared to $583.592 million at March 31, 2014.

Shareholders’ equity at March 31, 2015 totaled $75.038 million, compared to $65.730 million on March 31, 2014. The book value per share equated to $11.99 on March 31, 2015 compared to $11.89 per share a year ago. Weighted average shares outstanding totaled 6,256,475 shares in the 2015 first quarter compared to 5,527,690 for the same period in 2014.

The acquisition of Peninsula Financial Corporation the holding company for Peninsula Bank, (“PFC”), in December 2014 added approximately $125 million in assets, $70 million in loan balances and $100 million in deposits to our organization. In connection with this acquisition we increased shareholders equity by $7.804 million, issued 695,361 shares of our common stock and added approximately 350 new shareholders.

Some highlights for the first quarter include:

•                  mBank, the Corporation’s primary asset, recorded net income of $1.627 million in the first quarter of 2015, a 47.9% increase compared to $1.100 million for the first quarter of 2014.

•                  A seamless operational and cultural integration of PFC, with a full systems conversion completed in March 2015.

•                  Strong net interest margin improving to 4.53% compared to 4.25% in the 2014 first quarter.

•                  Increased contribution from secondary mortgage market activity.

•                  The Corporation recorded “pre-tax, pre-provision” income of $2.388 million for the first quarter of 2015, compared to $1.177 million for the same period in 2014.

•                  Dividend on common stock of $.075 per share compared to $.05 per share one year ago.

Loans and Non-performing Assets

Total loans at March 31, 2015 were $597.731 million, an increase of $111.869 million, $70.0 million from the PFC acquisition noted above, and down slightly from year end balances of $600.935 million.  Our organic balance sheet loan growth in the past twelve months was approximately $42 million, or 8.7%.  New loan production was solid in the 2015 first quarter at $31.4 million, although some larger loan payoffs and normal loan principal amortization resulted in a slight decrease in outstanding loan balances. Commenting on new loan production and overall lending activities, Kelly W. George, President and CEO of mBank stated, “We were generally pleased with our overall loan production for the quarter with almost $15 million in new commercial originations and over $16 million in consumer, primarily mortgage, where we have seen a nice uptick in the secondary market.  We expect that trend to continue as we move into our more seasonal lending origination months. The slight decrease in loan balances from various commercial loan pay downs for existing clients reflects borrowers’ actions to reduce debt with excess cash reserves, and a few commercial real estate relationships exiting the bank where available terms and rates were outside of our acceptable parameters. Our current loan pipeline remains good for both traditional commercial and SBA loans as we also move to a more offensive position within our newly acquired PFC markets after the successful operational and cultural merger of the company over the first quarter into the mBank operating environment.”

Nonperforming loans totaled $11.850 million, 1.98% of total loans at March 31, 2015 compared to $1.491 million, or .31% of total loans at March 31, 2014 and up from the $3.939 million from December 31, 2014.  Total loan delinquencies greater than 30 days resided at a nominal .95% or $5.612 million. Mr. George, commenting on credit quality, stated, “Our credit quality risk metrics and overall loan portfolio payment performance remains strong with no systemic issues within any segments of the portfolio. The increase in nonperforming assets in the 2015 first quarter totaling $7.911 million is due almost entirely to one large credit, an approximate $7.5 million local loan relationship, which the bank entered into in 2011 as a chapter 11 bankruptcy reorganization.  This relationship was established in conjunction with several other state and federal government lending parties who provided various loan guarantees, in order to preserve a long standing paper mill in our headquarters market and save over 150 jobs. The private equity owners of the mill shut the facility unexpectedly in late March of this year given ongoing projected capital needs they were unwilling to fund. We are proceeding with a cautiously optimistic posture that a new owner can be procured in the near-term as the mill has been open since 1914. We have taken prudent steps working with all lending parties to gradually wind down the mill and protect and control the disposition of our collateral should the mill fail to reopen.  We have been very pleased with the resolution of several of the acquired PFC problem assets, and expect further positive progress there as we work through their remaining nonperforming assets the first half of this year.  We believe our purchase accounting marks for the loans acquired are appropriate.”

Margin Analysis

Net interest income in the first quarter of 2014 increased to $7.520 million, 4.53%, compared to $5.593 million, or 4.25%, in the first quarter of 2014.  The increase in net interest income was largely due to the PFC acquisition as we increased earning assets by approximately $90 million.  We also had increased net interest contribution due to the accretive attributes associated with the purchase accounting adjustments related to PFC loan marks under GAAP. Mr. George stated, “We have been successful in maintaining our strong net interest margin within this historically low interest rate cycle though the use of continued targeted funding strategies and disciplined loan pricing in efforts to mitigate longer term interest rate risk where we maintain a favorable balance sheet position in a rising interest rate environment. We continue to look for any investment opportunities that fit our balance sheet structure but will not take unnecessary risk or extend duration in order to enhance short term yields. We will remain committed to our core banking philosophy which emphasizes loan growth as the best asset to invest in to benefit and help grow the economic bases in our local communities, which in turn also provides the best overall returns to our shareholders.”

Deposits

Total deposits of $597.913 million at March 31, 2015 increased by $122.203 million, ($100 million from the PFC acquisition noted above), from deposits of $475.710 million on March 31, 2014 and were down slightly from year end deposits of $606.973 million.  Mr. George, commenting on core deposits and overall liquidity needs, stated, “The Corporation maintains a strong liquidity position to fund operations and loan growth. We proactively review our short and long term funding needs and review our pricing levels within the different segments of our deposit products in order to best manage our net interest margin to capture as many dollars as we can. We will also utilize alternative funding sources such as internet CDs and small levels of wholesale deposits when deemed necessary to structure different liabilities to match asset growth durations, and cover any potential short term funding gaps that could arise to protect our balance sheet in various interest rate change stress tests.”

Noninterest Income/Expense

Noninterest income, at $.624 million in the first quarter of 2015, decreased $.067 million from the first quarter 2014 level of $.691 million.  The primary reason for the decrease was a reduced level of gains on the sale of SBA/USDA loan balances which totaled $.118 million in the 2015 first quarter down from $.382 million in the first quarter of 2014.  Secondary market fees increased to $.167 million in the first quarter of 2015 compared to $.103 million in the first quarter of 2014. Noninterest expense, at $5.756 million in the first quarter of 2015, increased $.649 million, or 12.71% from the first quarter of 2014. The increase from the first quarter of 2014 was largely attributable to the PFC acquisition in December 2014 in terms of salaries and benefits, and some data processing costs which are expected to diminish now that the conversion is complete.

Assets and Capital

Total assets of the Corporation at March 31, 2015 were $728.844 million, up $145.252 million from the $583.592 million reported at March 31, 2014 and down $14.941 million from the $743.785 million of total assets at year-end 2014. The decrease in assets during the first quarter was primarily due to the reduction in deposits as we paid down some of our brokered deposits in connection with reductions in loan funding needs. Common shareholders’ equity at March 31, 2015 totaled $75.038 million, or $11.99 per share, compared to $65.730 million, or $11.89 per share on March 31, 2014.  The Corporation and the Bank are both “well-capitalized” with Tier 1 Capital at the Corporation of 8.75% and 9.41% at the Bank.

Paul D. Tobias, Chairman and Chief Executive Officer of Mackinac concluded, “With the recent acquisition of PFC, the combination of our organizations has resulted in significant accretive earnings in our first quarter of combined results and we expect this contribution to continue in future periods.  The expansion of our footprint from this business combination provided us with increased growth opportunities in the western U.P. markets and our increased asset size resulted in the anticipated operational efficiencies, which contributed to earnings accretion as anticipated. We believe that we will have additional accretive opportunities in the near term as the regulatory and operating costs for smaller banks dictate a larger asset base. We remain committed to our shareholders in all of our endeavors to increase value by building a safe and sound company with strong asset growth, increasing core earnings and growing returns on equity.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $725 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 17 branch locations; thirteen in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Quarter Ending	Year Ending	Quarter Ending
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$728,844	$743,785	$583,592
Loans	597,731	600,935	485,862
Investment securities	63,313	65,832	47,411
Deposits	597,913	606,973	475,710
Borrowings	49,839	49,846	38,852
Shareholders’ equity	75,038	73,996	65,730

Selected Statements of Income Data:
Net interest income	$7,520	$23,527	$5,593
Income before taxes	2,083	2,829	994
Net income	1,371	1,700	660
Income per common share - Basic	.22	.30	.12
Income per common share - Diluted	.22	.30	.12
Weighted average shares outstanding	6,256,475	5,592,738	5,530,908
Weighted average shares outstanding- Diluted	6,268,742	5,653,811	5,549,730

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.53%	4.19%	4.25%
Efficiency ratio	74.27	74.43	80.57
Return on average assets	.75	.28	.46
Return on average equity	7.54	2.57	4.09

Average total assets	$737,496	$605,612	$580,717
Average total shareholders’ equity	73,776	66,249	65,462
Average loans to average deposits ratio	99.78%	103.98%	102.62%

Common Share Data at end of period:
Market price per common share	$11.39	$11.85	$12.54
Book value per common share	11.99	11.81	11.89
Dividends paid per share, annualized	.30	.225	.20
Common shares outstanding	6,257,450	6,266,756	5,527,690

Other Data at end of period:
Allowance for loan losses	$5,527	$5,140	$4,883
Non-performing assets	$14,482	$6,949	$3,657
Allowance for loan losses to total loans	.92%	.86%	1.01%
Non-performing assets to total assets	1.99%	.63%	.63%
Texas ratio	19.16%	9.37%	5.18%

Number of:
Branch locations	17	17	11
FTE Employees	168	160	133

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
	2015	2014	2014
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$24,242	$21,947	$24,748
Federal funds sold	4	—	3
Cash and cash equivalents	24,246	21,947	24,751

Interest-bearing deposits in other financial institutions	5,832	5,797	10
Securities available for sale	63,313	65,832	47,411
Federal Home Loan Bank stock	2,973	2,973	3,060

Loans:
Commercial	428,439	433,566	361,299
Mortgage	152,016	148,984	110,759
Consumer	17,276	18,385	13,804
Total Loans	597,731	600,935	485,862
Allowance for loan losses	(5,527)	(5,140)	(4,883)
Net loans	592,204	595,795	480,979

Premises and equipment	12,614	12,658	9,800
Other real estate held for sale	2,632	3,010	2,166
Deferred tax asset	10,332	11,498	9,533
Deposit based intangibles	1,167	1,196	—
Goodwill	3,805	3,805	—
Other assets	9,726	19,274	5,882

TOTAL ASSETS	$728,844	$743,785	$583,592

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$104,689	$95,498	$68,027
NOW, money market, interest checking	206,824	212,565	148,023
Savings	29,470	28,015	14,425
CDs<$100,000	127,639	134,951	154,371
CDs>$100,000	29,434	30,316	23,317
Brokered	99,857	105,628	67,547
Total deposits	597,913	606,973	475,710

Borrowings	49,839	49,846	38,852
Other liabilities	6,054	12,970	3,300
Total liabilities	653,806	669,789	517,862

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized 500,000 shares, Issued and outstanding - 11,000 shares	—	—	—
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares Issued and outstanding - 6,257,450; 6,266,756; and 5,527,690 shares respectively	61,558	61,679	53,590
Retained earnings	12,706	11,804	11,796
Accumulated other comprehensive income	774	513	344

Total shareholders’ equity	75,038	73,996	65,730

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$728,844	$743,785	$583,592

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2015	2014
	(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$8,225	$6,281
Tax-exempt	3	23
Interest on securities:
Taxable	302	237
Tax-exempt	41	13
Other interest income	62	48
Total interest income	8,633	6,602

INTEREST EXPENSE:
Deposits	823	822
Borrowings	290	187
Total interest expense	1,113	1,009

Net interest income	7,520	5,593
Provision for loan losses	305	183
Net interest income after provision for loan losses	7,215	5,410

OTHER INCOME:
Deposit service fees	184	157
Income from loans sold on the secondary market	167	103
SBA/USDA loan sale gains	118	382
Mortgage servicing income	31	13
Net security gains	10	—
Other	114	36
Total other income	624	691

OTHER EXPENSE:
Salaries and employee benefits	3,047	2,541
Occupancy	576	538
Furniture and equipment	399	319
Data processing	355	286
Advertising	126	107
Professional service fees	301	331
Loan and deposit	138	79
Writedowns and losses on other real estate held for sale	17	—
FDIC insurance assessment	108	85
Telephone	132	82
Other	557	739
Total other expenses	5,756	5,107

Income before provision for income taxes	2,083	994
Provision for income taxes	712	334

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,371	$660

INCOME PER COMMON SHARE:
Basic	$.22	$.12
Diluted	$.22	$.12

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	March 31,	December 31,	March 31,
	2015	2013	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$106,286	$106,644	$97,153
Hospitality and tourism	45,995	46,211	44,243
Lessors of residential buildings	21,545	19,776	13,649
Commercial construction	18,019	16,284	10,685
Gasoline stations and convenience stores	13,965	13,841	11,980
Real estate agents and managers	9,717	9,454	10,115
Other	212,912	221,356	184,159
Total Commercial Loans	428,439	433,566	371,984

1-4 family residential real estate	142,283	139,553	104,376
Consumer	17,276	18,385	13,804
Consumer construction	9,733	9,431	6,383

Total Loans	$597,731	$600,935	$496,547

Credit Quality (at end of period):

	March 31,	December 31,	March 31,
	2015	2014	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$11,801	$3,939	$983
Loans past due 90 days or more	49	—	—
Restructured loans	—	—	508
Total nonperforming loans	11,850	3,939	1,491
Other real estate owned	2,632	3,010	2,166
Total nonperforming assets	$14,482	$6,949	$3,657
Nonperforming loans as a % of loans	1.98%	.66%	.31%
Nonperforming assets as a % of assets	1.99%	.93%	.63%
Reserve for Loan Losses:
At period end	$5,527	$5,140	$4,883
As a % of average loans	.92%	1.01%	1.00%
As a % of nonperforming loans	46.64%	130.49%	327.50%
As a % of nonaccrual loans	46.84%	130.49%	496.74%
Texas Ratio	19.16%	9.37%	5.18%

Charge-off Information (year to date):
Average loans	$600,052	$509,749	$486,354
Net charge-offs (recoveries)	$(83)	$721	$(40)
Charge-offs as a % of average loans, annualized	N/M%	.14%	N/M%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
BALANCE SHEET (Dollars in thousands)

Total loans	$597,731	$600,935	$518,373	$502,940	$485,862
Allowance for loan losses	(5,527)	(5,140)	(5,279)	(5,097)	(4,883)
Total loans, net	592,204	595,795	513,094	497,843	480,979
Total assets	728,844	743,785	613,943	595,869	583,592
Core deposits	468,622	471,029	403,950	380,772	384,846
Noncore deposits	129,291	135,944	87,256	103,244	90,864
Total deposits	597,913	606,973	491,206	484,016	475,710
Total borrowings	49,839	49,846	52,409	42,087	38,852
Total shareholders’ equity	75,038	73,996	67,132	66,477	65,730
Total tangible equity	70,066	68,995	67,132	66,477	65,730
Total shares outstanding	6,257,450	6,266,756	5,564,815	5,527,690	5,527,690
Weighted average shares outstanding	6,256,475	5,770,104	5,540,200	5,527,690	5,530,908

AVERAGE BALANCES (Dollars in thousands)

Assets	$737,496	$651,935	$607,840	$581,150	$580,717
Loans	600,052	549,411	509,618	492,923	486,354
Deposits	601,834	522,155	494,599	469,720	473,951
Equity	73,776	67,397	66,558	65,553	65,462

INCOME STATEMENT (Dollars in thousands)

Net interest income	$7,520	$6,389	$5,886	$5,659	$5,593
Provision for loan losses	305	639	187	191	183
Net interest income after provision	7,215	5,750	5,699	5,468	5,410
Total noninterest income	624	1,003	768	650	691
Total noninterest expense	5,756	7,479	5,126	4,898	5,107
Income before taxes	2,083	(726)	1,341	1,220	994
Provision for income taxes	712	(74)	455	414	334
Net income available to common shareholders	$1,371	$(652)	$886	$806	$660
Income pre-tax, pre-provision	$2,388	$(87)	$1,528	$1,411	$1,177

PER SHARE DATA

Earnings	$.22	$(.13)	$.16	$.15	$.12
Book value per common share	11.99	11.81	12.06	12.03	11.89
Market value, closing price	11.39	11.85	11.30	12.90	12.54
Dividends per share	.075	.075	.05	.05	.05

ASSET QUALITY RATIOS

Nonperforming loans/total loans	1.98%	.66%	.52%	.53%	.31%
Nonperforming assets/total assets	1.99	.93	.74	.77	.63
Allowance for loan losses/total loans	.92	.86	1.02	1.01	1.01
Allowance for loan losses/nonperforming loans	46.64	130.49	195.88	192.19	327.50
Texas ratio (1)	19.16	9.37	6.27	6.43	5.18

PROFITABILITY RATIOS

Return on average assets	.75%	(.40)%	.58%	.56%	.46%
Return on average equity	7.54	(3.84)	5.28	4.93	4.09
Net interest margin	4.53	4.19	4.20	4.18	4.25
Efficiency ratio	74.27	70.27	73.83	77.55	80.57
Average loans/average deposits	99.78	105.22	103.03	104.94	102.62

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	8.75%	8.57%	10.23%	10.50%	10.25%
Tier 1 capital to risk weighted assets	10.33	10.23	11.68	11.86	11.79
Total capital to risk weighted assets	11.22	11.07	12.68	12.87	12.79
Average equity/average assets (for the quarter)	10.00	10.34	10.95	11.28	11.27
Tangible equity/tangible assets (at quarter end)	9.68	9.25	10.93	11.16	11.26

(1) Texas ratio equals nonperforming assets divided by tangible shareholders’ equity plus allowance for loan losses